Exhibit 99.1

Manitex International, Inc. Announces Sale of Liftking Subsidiary

Net Proceeds of $13.3 Million Slated for Debt Reduction

BRIDGEVIEW, Il October 3, 2016 — Manitex International, Inc. (NASDAQ:MNTX), a leading international provider of cranes and specialized material and container handling equipment, today announced that it has sold its Liftking subsidiary to a newly formed subsidiary of Mi-Jack Products Inc., (“Mi-Jack”) for $14.0 million. Mi-Jack, based in Hazel Crest, IL, is a privately-held manufacturer and service provider for rubber and track mounted gantry cranes and industrial cranes in support of the Intermodal and Industrial markets.

The transaction, which closed September 30, 2016, yielded net cash proceeds of approximately $13.3 million to Manitex International, Inc., which the Company will use for further pay downs of its North American bank debt. Trailing 12 months (TTM) revenue and EBITDA for Liftking were approximately $18 million and $2 million, respectively. Liftking was originally acquired by Manitex International in November 2006 for consideration of $7.1 million.

David J. Langevin, Chairman and CEO of Manitex International, Inc., commented, “The divestiture of Liftking is another important step forward in our corporate program to focus our resources on our higher margin core lifting businesses and to reduce the Company’s indebtedness which remain our top corporate priorities this year and heading into 2017. Liftking is a solid strategic fit with Mi-Jack and this transaction should be of substantial benefit to both parties. We are deeply appreciative of the efforts of the entire Liftking team and are confident that Mi-Jack will be an excellent owner and operator of this business.”

In connection with the closing of the transaction Manitex International will record in its third quarter results certain allocated non-cash charges for goodwill and intangible assets relating to the disposal of a portion of its Lifting segment, and an impairment of its investment in Lift Ventures, a joint venture Company that distributes certain remaining inventory of former Liftking and former Load King products. These charges are expected to be in approximate ranges of $6.5-$7.0 million and $5.5-$6.0 million, respectively.

About Manitex International, Inc.

Manitex International, Inc. is a leading worldwide provider of highly engineered specialized equipment including boom trucks, cranes, container handling equipment and reach stackers, and other related equipment. Our products, which are manufactured in facilities located in the USA and Italy, are targeted to selected niche markets where their unique designs and engineering excellence fill the needs of our customers and provide a competitive advantage. We have consistently added to our portfolio of branded products and equipment both through internal development and focused acquisitions to diversify and expand our sales and profit base while remaining committed to our niche market strategy. Our brands include Manitex, CVS Ferrari, PM, Badger, Sabre, and Valla. ASV, our Joint Venture with Terex Corporation, manufactures and sells a line of high quality compact track and skid steer loaders.

Forward-Looking Statements

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (Earnings Before Interest, Taxes, and Depreciation and Amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability.

The Company’s management believes that EBITDA represents a key operating metric for its business. Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our operating results, capital expenditure and working capital requirements and the ongoing performance of the underlying businesses. These calculations may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP Net Income is available in the Company’s SEC filings at www.sec.gov.

Contact:

Manitex International, Inc.	Darrow Associates, Inc.
David Langevin	Peter Seltzberg, Managing Director
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	(516) 510-8768
djlangevin@manitexinternational.com	pseltzberg@darrowir.com